Exhibit 99.6

ChipMOS TECHNOLOGIES INC.

No. 1, R&D Road 1, Hsinchu Science Park

Hsinchu, Taiwan

Republic of China

February 26, 2016

Confidential

Draft Registration Statement

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: ChipMOS TECHNOLOGIES INC.

Dear Sir/Madam,

The undersigned, ChipMOS TECHNOLOGIES INC., a foreign private issuer organized under the laws of the Republic of China (the “Company”), is submitting this letter in connection with the Company’s submission on the date hereof of its draft registration statement on Form F-4 (the “Draft Registration Statement”) relating to a proposed merger with ChipMOS TECHNOLOGIES (Bermuda) LTD., an exempted company organized under the laws of Bermuda, via EDGAR to the Securities and Exchange Commission (the “Commission”) for the Commission’s review.

The Company has included in the Draft Registration Statement its audited consolidated financial statements as of December 31, 2012, 2013 and 2014 and for each of the three years ended December 31, 2012, 2013 and 2014, and unaudited consolidated condensed interim financial statements as of September 30, 2014 and 2015 and for each of the nine-month periods ended September 30, 2014 and 2015.

The Company respectfully requests that the Commission waives the requirements of Item 8.A.4 of Form 20-F, which is required by Instructions of Item 14 of Form F-4, which states that the Registration Statement must contain audited financial statements of a date not older than 12 months from the date of the offering unless a waiver is obtained. See also Division of Corporation Finance, Financial Reporting Manual, Section 6220.3.

The Company is submitting this waiver request pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that the Commission will waive the 12-month age of financial statements requirement “in cases where the company is able to represent adequately to us that it is not required to comply with this requirement in any other jurisdiction outside the United States and that complying with this requirement is impracticable or involves undue hardship.” See also the 2004 release entitled International Reporting and Disclosure Issues in the Division of Corporation Finance (available on the Commission’s website at http://www.sec.gov/divisions/corpfin/internatl/cfirdissues1104.htm) by the staff of the Division of Corporation Finance (the “Staff”) at Section III.B.c, in which the Staff note that:

“the instruction indicates that the staff will waive the 12-month requirement where it is not applicable in the registrant’s other filing jurisdictions and is impracticable or involves undue hardship. As a result, we expect that the vast majority of IPOs will be subject only to the 15-month rule. The only times that we anticipate audited financial statements will be filed under the 12-month rule are when the registrant must comply with the rule in another jurisdiction, or when those audited financial statements are otherwise readily available.” (emphasis added)

In connection with this request, the Company represents to the Commission that:

1.	The Company is listed and traded on the Taiwan Stock Exchange and is not required by any jurisdiction outside the United States, including Republic of China (its jurisdiction of incorporation), to have audited financial statements as of a date not older than 12 months from the date of filing its registration statement.

2.	Compliance with Item 8.A.4 of Form 20-F is impracticable or involves undue hardship for the Company because this would require significant extra work and expense to audit an interim period, and would also require the Company to work on the audit of the interim period and the year end in a similar timeframe.

3.	The Company does not anticipate that its audited financial statements for the year ended December 31, 2015 will be available until March 2016.

4.	In no event will the Company seek effectiveness of its Registration Statement on Form F-4 if its audited financial statements are older than 15 months at the time of the offering.

The Company will file this letter as an exhibit to the Registration Statement on Form F-4 pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Very truly yours, ChipMOS TECHNOLOGIES INC. /s/ Shih-Jye Cheng By: Shih-Jye Cheng Title: Chairman and President